UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

Based upon preliminary estimates, we expect to have had approximately $154 million of cash and cash equivalents as of December 31, 2015. The estimate of our cash and cash equivalents as of December 31, 2015 is based upon internal reporting and expectations and is preliminary and unaudited. We have not completed our normal year-end procedures as of December 31, 2015, and there can be no assurance that our final results will not differ from this estimate. Any such changes could be material. In addition, during the course of the preparation of our audited consolidated financial statements and related notes as of and for the year ended December 31, 2015, we may identify items that would require us to make material adjustments to this estimated financial information.

Item 8.01.	Other Events.

On January 5, 2016, we issued a press release announcing our intention to offer, subject to market and other conditions, shares of our common stock with an aggregate public offering price of approximately $175,000,000 in an underwritten public offering pursuant to our existing shelf registration statement (No. 333-203945). J.P. Morgan Securities LLC is acting as lead active book-running manager and Jefferies LLC is acting as joint active book-running manager for the offering. We intend to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares sold in the public offering with an aggregate public offering price of up to $26,250,000.

We intend to use the net proceeds from the offering to fund the commercial launch of solithromycin in community acquired bacterial pneumonia, or CABP, in the U.S., subject to the drug receiving U.S. Food and Drug Administration, or FDA, approval for such an indication; research and development activities, including the continued clinical and regulatory development of solithromycin in CABP and gonorrhea and Taksta in acute bacterial skin and skin structure infections and also for the chronic oral treatment of refractory infections in bones and joints; working capital; and general corporate and administrative expenses. We expect to begin our rolling submission to the FDA of our new drug application, or NDA, for solithromycin for the treatment of CABP in the first quarter of 2016. We expect to continue to engage in certain additional clinical and commercial activities, and accelerate others, which we began in the fourth quarter of 2015 and expect to continue throughout 2016, including building inventory of solithromycin in preparation for commercial launch in the U.S. (which prior to approval will be expensed as research and development expense in accordance with GAAP) and supporting certain investigator-led studies of solithromycin in additional indications. In addition, we expect that in the second half of 2016 we will begin to engage in additional sales and marketing preparation activities focused on solithromycin for the treatment of CABP, including hiring additional commercial management personnel, engaging in pricing research and other market research, and to begin building our specialty antibiotic sales force. Based on our current assumptions, we expect that our cash and equivalents, including the assumed proceeds of this offering (but assuming no exercise by the underwriters of their option to purchase additional shares), will enable us to fund our operating expenses and capital expenditure into the fourth quarter of 2017, including the completion of the NDA submission for solithromycin for CABP, the completion of our Phase 3 trial for solithromycin for the treatment of gonorrhea, initial pre-

launch commercial readiness activities for solithromycin, and the cost of preparing for commercial launch and launching solithromycin in the U.S.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

99.1	Press release dated, January 5, 2016, regarding the launch of a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: January 5, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer